Exhibit 10.41

[_______], 2016

Dear [Employee Name]:

I am pleased to notify you that Alliance HealthCare Services, Inc. (the “Company”) has selected you to be a participant in the Alliance HealthCare Services, Inc. Long Term Incentive Program (the “Program”) for the 2016 Plan Year.  You have been granted the following under the Program:

1.

An award of options to purchase [______] shares of the Company’s common stock  granted under the Company’s 1999 Equity Plan for Employees of Alliance and Subsidiaries (as amended from time to time, the “Plan”) and evidenced by a stock option agreement in a form previously approved by the Company with a per share exercise price equal to the closing stock trading price per share of the Company’s common stock on the date approval (the “Grant Date”).

[If, on or prior to [_____, 2016], you execute your Amendment to Executive Severance Agreement as approved by the Special Committee of the Board on March 23, 2016 (the “Performance Vesting Condition”), the Option will vest as follows] [The Option will vest as follows]:

•	One-third (1/3) of the Option will vest on the first anniversary of the Grant Date, subject to your continued employment through the vesting date.
•

The remaining two-thirds (2/3) of the Option will vest in equal installments on each of the second and third anniversary of the Grant Date, subject in each case to your continued employment through the vesting date.

All other terms of the Option will be pursuant to the Plan.

2.	An award of [_____] restricted stock units (“RSUs”) granted under the Plan and evidenced by a restricted stock unit agreement in a form previously approved by the Company.

[In the event the Performance Vesting Condition is met on or prior to [_____, 2016], the RSUs will vest as follows] [The RSUs will vest as follows]:

•	One-third (1/3) of the RSUs will vest on the first anniversary of the Grant Date, subject to your continued employment through the vesting date.

•

The remaining two-thirds (2/3) of the RSUs will vest in equal installments on each of the second and third anniversary of the Grant Date, subject in each case to your continued employment through the vesting date.

All other terms of the RSUs will be pursuant to the Plan and the RSU agreement.

3.

Cash Award. Under this award, you are eligible to earn a target cash award of $[_____][, 25% of which will be earned] if the Company meets or exceeds the target for 2016 Adjusted EBITDA less minority interests (“Adjusted EBITDA”) [and the remaining 75% of which will be subject to solely time-vesting conditions set forth below].  The 2016 Adjusted EBITDA target is $[         ].

The Company’s 2016 Adjusted EBITDA for purposes of this award will be determined by the Compensation Committee of the Board of Directors (the “Committee”) and will take into account adjustments that the Committee believes are appropriate, such as for acquisitions or dispositions during the year.  If 2016 Adjusted EBITDA is less than the target, any amount earned under this award will be at the Committee’s discretion.  If 2016 Adjusted EBITDA meets or exceeds the target, then you will earn the target amount.

[In the event the Performance Vesting Condition is met on or prior to [_____, 2016] any cash award earned will vest and be paid as follows] [Any cash award earned will vest and be paid as follows]:

•	One-third (1/3) of the earned award will vest on December 31, 2016 and will be paid by March 15, 2017, subject to your continued employment through December 31, 2016.
•

The remaining two-thirds (2/3) of the earned award will vest in equal installments on December 31, 2017 and December 31, 2018, subject in each case to your continued employment through the vesting date.  Payment will be made in each case within two and one-half months after the applicable vesting date.

There are exceptions to these vesting requirements in the event of a qualifying termination following a change of control of the Company or if your employment is terminated as a result of death or disability.  Additional terms of your Cash Award are described in Exhibit A to this letter.

[In the event the Performance Vesting Condition is not met on or prior to [_____, 2016], then the foregoing Options, RSUs and cash award shall never vest and instead shall immediately terminate.]

If you have any questions about the Program or your award, please contact Laurie Miller at lrmiller@alliancehealthcareservices-us.com.

Congratulations on being selected as a participant in the Program!

Sincerely,

Percy C. Tomlinson President and Chief Executive Officer

Exhibit A

Additional Terms of 2016 Cash Award

Additional terms applicable to your Cash Award are set forth below:

1.

The Compensation Committee (the “Committee”) of the Board of Directors of Alliance HealthCare Services, Inc. (the “Company”) shall administer all Cash Awards (“Awards”) granted to employees of the Company or its subsidiaries (“Participants”).  All determinations under Awards, including the Company’s 2016 Adjusted EBITDA and the calculation of all payments under the Awards, shall be made by the Committee or its delegates in its or their discretion, and all determinations of the Committee or its delegates with respect to Awards shall be final and binding on all parties.

2.

Except as otherwise provided below, upon any termination of a Participant’s employment prior to the vesting of all amounts earned based on the Company’s achievement of 2016 Adjusted EBITDA or the vesting of any amounts subject to solely time-vesting conditions, all rights of the Participant to any subsequent payments with respect to the unvested portion of the Award shall immediately terminate.

3.

Upon any termination of a Participant’s employment as a result of death or Disability (as defined below) after 2016, but prior to the vesting of all amounts earned based on the Company’s achievement of 2016 Adjusted EBITDA, any such earned but unvested amounts and any amounts subject to solely time-vesting conditions shall become fully vested and shall be paid to the Participant or the Participant’s estate (in the case of death) by March 15 of the year immediately following the year in which such termination occurred.

4.	If a Change of Control (as defined below) occurs prior to 2017, then the target for 2016 Adjusted EBITDA shall be assumed to have been met.
5.

If the Change of Control occurs prior to 2017, and the Participant’s employment is terminated by the Company without Cause (as defined below) or by the Participant for Good Reason (as defined below) within twelve months following the Change of Control, then the Awards shall vest and be paid in full on the date such termination.

6.

If the Change of Control occurs after 2016 and prior to the vesting of all amounts earned based on the Company’s achievement of 2016 Adjusted EBITDA or the vesting of amounts subject to solely time-vesting conditions, and the Participant’s is terminated by the Company without Cause (as defined below) or by the Participant for Good Reason (as defined below) within twelve months following the Change of Control, then any such earned but unvested amounts shall vest and be paid in full on the date of such termination.

7.

If the Participant’s employment is terminated by the Company with Cause or by the Participant without Good Reason at any time, all rights of the Participant to any subsequent payments under the Award shall immediately terminate.

8.	The following terms shall have the definitions specified below unless a different meaning is clearly indicated:
(a)

“Cause” means (i) the Participant’s conviction of, or guilty or no contest plea to, any crime that constitutes a felony, or any misdemeanor that involves the purchase or sale of any security, the taking of a false oath, the making of a false report, bribery, perjury, burglary, larceny, theft, robbery, extortion, forgery, counterfeiting, fraudulent concealment, embezzlement, fraudulent conversion, or misappropriation of funds or securities, or a conspiracy to commit any of these offenses, or substantially equivalent activity; (ii) the Participant’s commission of any act of theft, dishonesty, fraud or embezzlement; (iii) the Participant’s failure to perform the Participant’s duties to the reasonable satisfaction of the Company or to carry out instructions by the executive officers or the Board of Directors of the Company, or breaches Company policies or procedures; provided that, unless the Company, in its sole discretion, determines that such a failure or breach is incurable, such failure or breach will only constitute grounds for termination for Cause if such failure or breach is not cured by the Participant to the satisfaction of the Company within 15 business days after the Company gives the Participant written notice identifying the manner in which the Company believes that the Participant failed to perform or breached; (iv) the Participant’s causation of, in the reasonable judgment of the Company, substantial damage to the Company’s reputation and goodwill, or the Participant’s subjection of the Company, in the reasonable judgment of the Company, to legal harm; or (v) the Participant’s engagement, in the reasonable judgment of the Company, in conduct disloyal to the Company and/or breach of the Participant’s fiduciary duties to the Company.

(b)

“Change of Control” means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; or (ii) the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders (as defined below) and their Related Parties (as defined below), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the stock of the Company entitled to vote.  “Permitted Holders” means OCM Principal Opportunities Fund IV, L.P. (“Oaktree”), MTS Health Investors II, L.P. (“MTS”), Fujian Thai Hot Investment Co., Ltd. (“Fujian Thai Hot”) and subsidiaries or affiliates of Oaktree, MTS and/or Thai Hot.  “Related Parties” means any person controlled by a Permitted Holder, including any partnership of which a Permitted Holder or its affiliates is the general partner.

(c)

“Disability” means the Participant’s inability to engage in the activities required by his employment by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as reasonably determined by the Committee in its discretion.

Page 2 of Exhibit A

(d)	“Good Reason” means the occurrence of any of the following without the Participant’s consent:
(i)	the Company’s material reduction of the Participant’s base salary;
(ii)

the assignment to the Participant of any duties which diminish in any material respect the Participant’s position with the Company (including titles and reporting requirements), authority, duties or responsibilities;

(iii)

any material failure by the Company to comply with any of the provisions of any employment agreement between the Participant and the Company, which is not remedied within thirty (30) days after written notice thereof from the Participant;

(iv)

if the Participant is not based in the Company’s Resource Center in Southern California, the Company’s requirement that the Participant materially change the location of the Participant’s principal office to a facility or a location more than sixty (60) miles from the Participant’s then-current residence; or

(v)

if the Participant’s principal office is located in the Company’s Resource Center in Southern California, the Company’s movement of the Resource Center more than sixty (60) miles from the then-present office location.

The Company and the Participant further agree that, for a resignation to constitute a resignation by the Participant for “Good Reason,” (i) the Participant must provide written notice to the Company of the Participant’s intent to resign within thirty (30) days of one of the triggering events outlined in this definition, (ii) the Company must fail to cure the condition giving rise to “Good Reason” within thirty (30) days following its receipt of Participant’s notice and (iii) Participant’s resignation must be effective within thirty (30) days following the Company’s failure to cure.

9.

To the extent applicable, the Award shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretive guidance issued thereunder. To the extent required for purposes of compliance with Code Section 409A, payments under the Award may be delayed by six months after the Participant’s separation from service (as defined in Code Section 409A).  The Committee may modify, amend or discontinue the Long Term Incentive Program or the Award at any time.  The Award and any payments made under the Award shall be subject to any recoupment, clawback or similar policies adopted by the Company from time to time (to the extent contemplated by such policies) and any recoupment, clawback or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).

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